BILL OF SALE AND PURCHASE AGREEMENT



     TelCom Universal Inc, a Delaware corporation ("Seller"), for the good and valuable consideration, including the cash purchase price of Three Hundred Fifty Thousand Dollars ($350,000), the receipt of Thirty-Five Thousand ($35,000) of which is hereby acknowledged, does hereby sell, assign, bargain, convey and transfer to Microsemi Corp., Watertown, Ma., a Massachusetts Corporation ("Buyer"), the following assets (the "Assets") of Seller's HI-Nil Semiconductor business (the "Business") located at its 1300 Terra Bella Avenue, Mountain View, California and 10 Sam Chuk Street, San Po Kong, Kowloon, Hong Kong (the "Facilities"):

     (a) Inventory. All inventory, including work in progress and finished products as listed on Schedule I hereto; provided, however, that if the actual die and finished goods shipped to Buyer are less than 95% of the inventory count provided on Schedule 1, Seller shall refund to Buyer $0.20 per die and $1.50 per finished unit, on a total aggregate basis. If the total count of transferred inventory is higher, there will be no additional charge to Buyer.

     (b) Process Documentation. All prints and masks, software and tooling used exclusively in the manufacture of all product lines of the Business and located at the Facilities on the date hereof (the "Process Documentation").
Schedule 2,attached hereto, lists all process specs to be transferred to the Seller.
Schedule 3, attached hereto, lists the product data sheets to be transferred.
Schedule 4, attached hereto, lists the assembly subcontractor and part number.

     (c) Customer Lists. Such customer lists and mailing lists used exclusively by the Business on the date hereof, which lists have already been provided to Buyer.

     (d)  Books and Records.  Included in item (b).

     (e) Equipment. The Fairchild 4000 Tester located at Buyer's facility in Hong Kong will be transferred to Buyer as put of this agreement. This tester and fixtures will be transported from Seller's facility by the Buyer and is offered "as is".

     (f) Technical Assistance. Seller to . provide Buyer some technical assistance in the form of engineering visits and support to learn wafer technology. This support to be provided on a "best efforts" basis by Seller due to the fact that many of the personnel who worked on this product line are no longer employed by the Seller.

     (g) Buyer may test product at Seller's Hong Kong Facility for a minimum of sixty (60) days from the signing of this Agreement. All manufacturing costs incurred will be the responsibility of the Buyer.

     Seller does not convey, transfer, assign or bargain to Buyer and Buyer does not purchase, acquire or accept from Seller any asset other than the Assets. Without limitation the following assets are specifically excluded from this transaction: (i) Seller's proprietary or confidential business or technical information, records and policies which relate generally to Seller or TelCom Semiconductor and TelCom Universal, Inc. and are not used primarily in the Business, such as accounting procedures instructions, organization manuals and strategic plans; (11) any TelCom Semiconductor and TelCom Universal, Inc. or Seller marks, including any and all trademarks, trade names, service marks, slogans, logos and other like property related to or including the names TelCom Semiconductor and TelCom Universal, Inc., the marks TelCom Semiconductor and TelCom Universal, Inc., or any derivatives thereof, the TelCom logo or any derivatives thereof, and any and all trademarks, trade names, service marks, slogans logos, and the like used by any company affiliated with TelCom Semiconductor and TelCom Universal, Inc.; and (iii) equipment (whether for production, testing or otherwise) other than the Equipment.

     Seller hereby represents and warrants to Buyer that the Assets are conveyed hereby free and clear of all liens and encumbrances and that it has the corporate power and authority to enter into the transactions contemplated hereby.

     Buyer hereby represents and warrants to Seller that it has the corporate power and authority to enter into the transactions contemplated hereby.

     Except as otherwise expressly provided in this Bill of Sale and Purchase Agreement, Seller makes no representations or warranties whatsoever to Buyer, express or implied, concerning the Assets or the Business, including, without limitation, any representation or warranty as to value, quality, quantity, condition, merchantability, suitability, design or use, salability, obsolescence, working order, validity or enforceability, and BUYER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED HEREIN. THE ASSETS ARE SOLD "AS-IS, WHERE-IS." Buyer acknowledges that it has had an opportunity to inspect the Assets.

     Buyer shall be responsible for returns of and liability (including products liability) with respect to Inventory or products which are shipped on and after the date of closing by Buyer. Buyer shall have no responsibility or liability with respect to products shipped prior to the date of closing or after the date of closing if such product is shipped by Seller. Buyer agrees to indemnify, defend and hold Seller harmless from and against all costs and expenses (including, without limitation, reasonable attorneys' fees), damages and losses resulting from the use or shipment of the Inventory of products by Buyer.. Buyer also agrees to pay any sales or use taxes with respect to the sale of the Assets.

     Seller agrees to indemnify, defend and hold Buyer harmless from and against all costs and expenses (including, without limitation, reasonable attorneys' fees), damages and losses resulting from the use or shipment of products which were shipped prior to the date of closing or later by the Seller.

     Buyer agrees that it shall not ship Inventory which bears a TelCom name or stamp unless such shipment is accompanied by a letter which contains the following language: "These products are being sold by Microsemi Corp. Neither TelCom Semiconductor and TelCom Universal, Inc. nor any of its affiliates warrant or are responsible for these products."

     This Bill of Sale and Purchase Agreement shall be governed by the internal laws of the State of California, without reference to choice of laws provisions of California or any other jurisdiction. If any litigation is commenced between the parties hereto concerning any provision hereof or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys' fees and expense of counsel and court costs incurred by reason of such litigation. This Bill of Sale and Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Bill of Sale and Purchase Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale and Purchase Agreement to be duly executed on this 2nd day of January, 1995.



                              TelCom Semiconductor and TelCom Universal, Inc.

                              By:  /s/ Phillip Drayer

                              Its: President

                              Microsemi Corporation

                              By:  /s/ Philip Frey, Jr.


                              Its: President